Exhibit 99.1

Contact:

Scott Solomon

Sharon Merrill Associates

617-542-5300

ALOT@investorrelations.com

AstroNova Reports Record Revenue of $27.5 Million for

the Second Quarter of Fiscal 2018

Board of Directors Declares Regular Cash Dividend of $0.07 per Share

Second-Quarter Fiscal 2018 Highlights

•	Total revenue increases 8.5% from the prior year on strong international growth

•	Product Identification segment revenue up 18.2% to record $20.8 million

•	Revenue from supplies up 13% compared with the prior year

•	Bookings up 15.5% to $27.8 million

•	Backlog at $18.9 million at quarter end

West Warwick, R.I., August 23, 2017 – AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, today reported total revenue of $27.5 million for the fiscal 2018 second quarter ended July 29, 2017, up from $25.3 million for the same period a year earlier.

“The revenue growth in the second quarter was dominated by our Product Identification segment,” said AstroNova President and CEO Greg Woods. “The segment recorded a record $20.8 million in revenue for the quarter, as both our printer hardware and supplies product lines achieved double digit growth. The Product Identification revenue growth was derived from both organic growth in our QuickLabel product lines as well as contributions from our acquisition of TrojanLabel earlier this year.

“Our Test & Measurement segment reported lower year-over-year revenues at $6.6 million for the second quarter of this year, as deferrals in the release of Aerospace avionic printer orders tempered the second quarter’s growth profile. The delay was partly offset by increased demand for our T&M recorder line of products, which gained traction as a result of new sales and marketing initiatives deployed this year,” Woods said.

“AstroNova’s second quarter revenue growth is also traceable to our international channels where revenues of $10.3 million grew 34.2 percent from the prior year’s second quarter,” Woods continued. “The addition of new dealers in Asia and Latin America and the opening of a new office in India have contributed to that top-line growth. Another important recent step was the formation of a Wholly Owned Foreign Enterprise in Shanghai’s free trade zone, which makes our import and export activity in China more efficient and cost effective.”

Recent Highlights

•	QuickLabel introduced a high-volume printing (HVP) plug-in to work in conjunction with the Environment, Health & Safety (EHS) Management software module from SAP®. The module helps to ensure chemical manufacturers comply with the Globally Harmonized System of Classification and Labeling of Chemicals.

•	AstroNova’s TrojanLabel ApS business unit and Nilpeter A/S formed a distribution alliance to market the Trojan2 digital mini press through Nilpeter’s subsidiaries in the United States, Brazil, Asia-Pacific, the United Kingdom and Ireland.

•	The Company has received multiple design-in commitments from major airlines to install the ToughWriter 640 narrow format flight deck printer in their Boeing 737 aircraft, including being selected by one of Latin America’s Top 10 airlines for inclusion in their future fleet of Boeing 737 MAX aircraft.

•	AstroNova was awarded the 2016 Boeing Performance Excellence Award – Silver Level for achieving superior supplier performance in areas including on-time delivery and quality. This is the second consecutive year AstroNova has received the Boeing Performance Excellence Award.

Financial Summary

Gross margin in the second quarter of fiscal 2018 was 37.3 percent compared with 40.7 percent for the same period in fiscal 2017, partially as a result of integrating the TrojanLabel and traditional AstroNova businesses, as well as changes in product mix and factory absorption.

Second-quarter fiscal 2018 operating expenses were $9.3 million versus $8.6 million for the comparable period of last year, due primarily to the addition of TrojanLabel operating expenses, including amortization of the related identifiable intangibles, increased investments in new products and higher selling expenses related to strong international sales.

Net income was $0.7 million, or $0.11 per diluted share, in the second quarter of fiscal 2018 compared with net income of $1.3 million, or $0.17 per diluted share, in the year-earlier period.

Bookings in the second quarter of 2018 increased 15.5 percent to $27.8 million from $24.1 million in the same period last year. The year-over-year increase in bookings was evident in both the Product Identification and Test & Measurement segments.

The Company’s backlog increased 3.8 percent from the end of the first quarter of fiscal 2018 to $18.9 million as of July 29, 2017.

Cash and marketable securities were $14.0 million at quarter-end, compared with $24.8 million at the end of fiscal 2017, primarily reflecting the repurchase of AstroNova shares during the second quarter.

Board Declares Quarterly Dividend

On August 21, 2017, the Board of Directors of AstroNova, Inc. declared a regular quarterly cash dividend of $0.07 per share. The dividend, which represents a cash dividend of $0.28 per share on an annualized basis, is payable on September 22, 2017, to shareholders of record on September 15, 2017.

Business Outlook

“Looking ahead, we are focused on continued acceleration of product launches, expansion of our distribution channels, automating key processes and building our bench strength,” Woods said. “Both segments have exciting new products planned in the coming quarters and we believe the Company is positioned for continued growth.”

For full-year fiscal 2018, AstroNova anticipates that revenue will be in the range of $100 million to $105 million and that diluted earnings per share will be in the range of $0.60 to $0.65.

Second Quarter Fiscal 2018 Conference Call

AstroNova will conduct an investor conference call at 9:00 a.m. ET today. Investors can participate in the conference call by dialing 888-632-5004 (U.S. and Canada) or 323-794-2095 (International) with passcode 227379. A live webcast of the call will be available by accessing the Investors section of AstroNova’s website, www.astronovainc.com. Please join the call at least five minutes prior to the start time.

Following the live broadcast, an audio webcast of the call will be available at www.astronovainc.com. A telephone replay of the conference call will be available for seven days by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (International) with passcode 6778203.

About AstroNova

AstroNova, Inc. (NASDAQ: ALOT), a global leader in data visualization technologies, designs, manufactures, distributes and services a broad range of products that acquire, store, analyze and present data in multiple formats. The Product Identification segment offers a variety of hardware and software products and associated supplies that allow customers to mark, track and enhance the appearance of their products. The segment’s two business units are QuickLabel®, the industry leader in tabletop digital color label printing and TrojanLabel™, a leader in the light-production color label press and specialty printer markets. The Test and Measurement segment includes the Test & Measurement business unit, which offers a suite of products and services that acquire, record and analyze electronic signal data from local and networked sensors. The segment also includes the Aerospace business unit, which makes printers, networking hardware and related accessories. These products are used in the aircraft flight deck to print flight plans, navigation information and performance data and in the aircraft cabin to print maintenance data, receipts and passenger manifests. AstroNova is a member of the Russell Microcap® Index and the LD Micro Index (INDEXNYSEGIS: LDMICRO). Additional information is available by visiting www.astronovainc.com.

Forward-Looking Statements

Information included in this news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not statements of historical fact, but rather reflect our current expectations concerning future events and results. These statements may include the use of the words “believes,” “expects,” “intends,” “plans,” “anticipates,” “likely,” “continues,” “may,” “will,” and similar expressions to identify forward-looking statements. Such forward-looking statements, including those concerning anticipated revenue and earnings for full-year fiscal 2018, involve risks, uncertainties and other factors, some of which are beyond our control, which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. These risks, uncertainties, and factors include, but are not limited to, those factors set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2017 and subsequent filings AstroNova makes with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is cautioned not to unduly rely on such forward-looking statements when evaluating the information presented in this news release.

ASTRONOVA, INC.

Consolidated Statements of Income

In Thousands Except for Per Share Data

(Unaudited)

	Three-Months Ended		Six-Months Ended
	July 29, 2017	July 30, 2016	July 29, 2017	July 30, 2016
Revenue	$27,483	$25,339	$51,941	$49,449
Cost of Goods Sold	17,224	15,034	32,376	29,671
Gross Profit	10,259	10,305	19,565	19,778
	37.3%	40.7%	37.7%	40.0%
Operating Expenses:
Selling & Marketing	5,315	4,777	10,426	9,608
Research & Development	1,675	1,755	3,307	3,199
General & Administrative	2,327	2,025	4,183	3,676

	9,317	8,557	17,916	16,483
Operating Income	942	1,748	1,649	3,295
	3.4%	6.9%	3.2%	6.7%
Other Income (Expense), Net	16	40	(33)	(12)

Income Before Taxes	958	1,788	1,616	3,283
Income Tax Provision	231	496	378	972

Net Income	$727	$1,292	$1,238	$2,311

Net Income per Common Share—Basic	$0.11	$0.17	$0.17	$0.31

Net Income per Common Share—Diluted	$0.11	$0.17	$0.17	$0.31

Weighted Average Number of Common Shares—Basic	6,727	7,418	7,097	7,388
Weighted Average Number of Common Shares—Diluted	6,838	7,587	7,218	7,560
Dividends Declared Per Common Share	$0.07	$0.07	$0.14	$0.14

Selected Consolidated Balance Sheet Data

Amounts In Thousands

(Unaudited)

	July 29, 2017	January 31, 2017
Cash & Marketable Securities	$13,960	$24,821
Current Assets	$52,833	$61,423
Total Assets	$85,942	$83,665
Current Liabilities	$13,720	$11,985
Shareholders’ Equity	$60,812	$70,537